Exhibit 10.12

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of June 20, 2005 between Rafaella Apparel Group, Inc. (the “Company”) and Chad J. Spooner (the “Executive”) (together, the “Parties”).

WHEREAS, the Parties wish to establish the terms of Executive’s employment with the Company.

Accordingly, the Parties agree as follows:

1.                                       Employment and Acceptance. The Company’s employment of the Executive, and the Executive’s acceptance of employment, subject to the terms of this Agreement, shall only become effective upon the Closing as defined in the Securities Purchase Agreement by and among RA Cerberus Acquisition, LLC, Rafaella Sportswear, Inc., Verrazano, Inc., Ronald Frankel and the Company, dated as of April 15, 2005 (the “Effective Date”). In the event that the Closing does not occur, this Agreement and the terms and conditions contained herein shall be null and void.

2.                                       Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until the first anniversary of the Effective Date and shall renew for one (1) year intervals thereafter, unless either party shall have given notice to the other that it does not wish to extend the Term. As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the date the Executive’s employment terminates in accordance with this Section 2 or Section 5. In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay all base salary, as adjusted, bonus and other benefits then accrued shall terminate except as may be provided for in Section 5 of this Agreement.

3.                                       Duties and Title.

3.1                                 Title. The Company shall employ the Executive to render exclusive and full-time services to the Company and its subsidiaries. The Executive shall serve in the capacity of Chief Financial Officer of the Company, and shall report solely to the Chief Executive Officer of the Company (the “CEO”).

3.2                                 Duties. The Executive will have such authority and responsibilities and will perform such executive duties customarily performed by a chief financial officer of a company in similar lines of business as the Company and its subsidiaries or as may be assigned to Executive by the CEO. The Executive will devote all his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries.

4.                                       Compensation and Benefits by the Company. As compensation for all services performed by the Executive for the Company and its subsidiaries, the Company shall provide the Executive the following during the Term:

4.1                                 Base Salary. The Company will pay to the Executive an annual base salary of $325,000, payable in accordance with the customary payroll practices of the Company (“Base Salary”).

4.2                                 Bonuses. The Executive may be eligible to receive an annual bonus (“Bonus”) under a plan established by the Company in the amount determined by the Board of Directors of the Company (the “Board”) based on achievement of performance measures derived from the annual business plan presented by management and approved by the Board. The Executive’s target bonus shall be $325,000, with the actual amount of each Bonus being determined by the Board.

4.3                                 Participation in Employee Benefit Plans. The Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company, which may be available to other senior executives of the Company, on the same terms as such other executives. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without Executive’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other employees of the Company.

4.4                                 Vacation. The Executive shall be entitled to four (4) weeks of paid vacation annually; provided, however, that the Executive shall not be entitled to use more than two consecutive weeks of vacation at any time; and provided, further, that the Executive shall not be entitled to use more than two consecutive business days as vacation days during each of the first six calendar months after the Effective Date. Executive shall not be entitled to payment for unused vacation days upon the termination of his employment except as set forth in Section 5 below. The carry-over and accrual of vacation days shall be in accordance with Company policy.

4.5                                 Expense Reimbursement. The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

4.6                                 Equity Award. The Executive shall be eligible to participate in the equity incentive plan established by the Company (the “Equity Incentive Plan”). The Executive shall receive an initial grant under the Equity Incentive Plan representing 2.0% of the value of the outstanding capital stock of the Company on a fully-diluted, as converted basis as of the Effective Date, in the form of restricted stock or stock options as agreed upon by the Executive and the Company. Such initial grant shall be subject to the terms of the Equity Incentive Plan and an award agreement between the Company and the Executive.

4.7                                 Closing Bonus. Within thirty (30) days of the Effective Date, the Company shall pay to the Executive a one-time cash bonus in the amount of ONE HUNDRED THOUSAND DOLLARS ($100,000).

4.8                                 Moving Expenses. The Company shall reimburse the Executive for documented expenses incurred in connection with the Executive’s (and the Executive’s family’s) relocation to a new primary residence in the New York City metropolitan area (including New York, New Jersey and Connecticut) in the full amount actually incurred in connection with said relocation, including but not limited to, moving and transporting household furniture, furnishings and goods, transportation of the Executive and his family for investigative trips and permanent relocation, sales commissions (buyer’s and seller’s agents) and closing costs for the sale of the existing residence and the purchase and financing of a new residence, relocation company fees, temporary furnished housing for Executive and his family for up to ninety (90) days, and such other expenses as Executive and his family reasonably incur in connection with said relocation.

5.                                       Termination of Employment.

5.1                                 By the Company for Cause, Due to the Executive’s Election Not to Extend the Term or Due to the Executive’s resignation, Death or Disability. If (i) the Company terminates the Executive’s employment with the Company for Cause (as defined below); (ii) the Executive elects not to extend the Term pursuant to Section 2; (iii) the Executive’s employment terminates due to his death; (iv) the Company terminates the Executive’s employment with the Company due to the Executive’s Disability (as defined below); or (v) the Executive resigns for any reason, the Executive, or the Executive’s legal representatives (as appropriate), shall be entitled to receive the following:

(a)                                  the Executive’s accrued but unpaid Base Salary and benefits set forth in Section 4.3, if any, to the date of termination;

(b)                                 the unpaid portion of the Bonus, if any, relating to the calendar year prior to the calendar year of the Executive’s death, Disability, resignation or termination by the Company for Cause or due to the Executive’s election not to extend the Term, payable in accordance with Section 4.2; and

(c)                                  expenses reimbursable under Section 4.5 incurred but not yet reimbursed to the Executive to the date of termination.

For the purposes of this Agreement, “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) 90 consecutive days; or (ii) 180 days in any one (1) year period.

For the purposes of this Agreement, “Cause” means, as determined by the Board (or its designee), with respect to conduct during the Executive’s employment or service relationship with the Company or its affiliates, whether or not committed during the Term, (i) commission of a felony by Executive; (ii) acts of dishonesty by Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries; (iii) Executive’s material breach of his obligations under this Agreement; (iv) conduct by Executive in connection with his duties hereunder that is fraudulent, unlawful or grossly negligent, including, but not limited to, acts of discrimination; (v) engaging in personal conduct by Executive (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) which seriously discredits or damages the Company or its subsidiaries; (vi) continuing inattention to or continuing failure to adequately perform the duties to be performed by Executive under the terms of Section 3.2 of this

Agreement and which results in or contributes to the failure of the Company to meet or exceed the performance measures from the annual business plan for the then current year of the Term; or (vii) breach of the Executive’s covenants set forth in Section 6 below before termination of employment; provided, that, the Executive shall have fifteen (15) days after notice from the Company to cure the deficiency leading to the Cause determination (except with respect to (i) above), if curable. A termination for “Cause” shall be effective immediately (or on such other date set forth by the Company).

5.2                                 By the Company Without Cause. If during the Term the Company terminates Executive’s employment without Cause (which may be done at any time without prior notice and which shall not include the termination of the Executive’s employment due to the Company’s election not to extend the Term), the Executive shall receive the incremental severance payments set forth in this Section 5.2 (in addition to the payments upon termination specified in Section 5.1) upon execution without revocation of a valid release agreement in a form reasonably acceptable to the Company and the following:

(a)                                  payment for accrued unused vacation days, payable in accordance with Company policy;

(b)                                 continued Base Salary for twelve (12) months after the date of termination, payable on the last business day of the month;

(c)                                  a prorated bonus equal to the Bonus earned as of the date of termination based on the achievement of performance measures derived from the annual business plan for the year of termination as measured on the date of termination, payable in a lump sum within thirty (30) days of the date of termination; and

(d)                                 reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 for a maximum of twelve (12) months to the extent Executive elects such continuation coverage and is eligible and subject to the terms of the plan and the law.

The Company shall have no obligation to provide the benefits set forth above in the event that Executive breaches the provisions of Section 6.

5.3                                 Due to the Company’s Election Not to Extend the Term.

(a)                                  If during the first year of the Term the Executive’s employment terminates due to the Company’s election not to extend the Term, the Executive shall receive the incremental severance payments set forth in this Section 5.3(a) (in addition to the payments upon termination specified in Section 5.1) upon execution without revocation of a valid release agreement in a form reasonably acceptable to the Company and the following:

(i)                                     payment for accrued unused vacation days, payable in accordance with Company policy;

(ii)                                  continued Base Salary for twelve (12) months after the date of termination, payable on the last business day of the month;

(iii)                               a prorated bonus equal to the Bonus earned as of the date of termination based on the achievement of performance measures derived from the annual business plan for the year of termination as measured on the date of termination, payable in a lump sum within thirty (30) days of the date of termination; and

(iv)                              reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 for a maximum of twelve (12) months to the extent Executive elects such continuation coverage and is eligible and subject to the terms of the plan and the law.

(b)                                 If during the Term and after the first anniversary of the Effective Date, the Executive’s employment terminates due to the Company’s election not to extend the Term, the Executive shall receive the incremental severance payments set forth in this Section 5.3 (b) (in addition to the payments upon termination specified in Section 5.1) upon execution without revocation of a valid release agreement in a form reasonably acceptable to the Company and the following:

(i)                                     continued Base Salary for twelve (12) months after the date of termination, payable on the last business day of the month; and

(ii)                                  reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 for a maximum of twelve (12) months to the extent Executive elects such continuation coverage and is eligible and subject to the terms of the plan and the law.

The Company shall have no obligation to provide the benefits set forth above in the event that Executive breaches the provisions of Section 6.

5.4                                 Removal from any Boards and Position. If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board or board of directors of any subsidiary of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.

5.5                                 Nondisparagement. The Executive agrees that he will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, Cerberus Capital Management, L.P., their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

6.                                       Restrictions and Obligations of the Executive.

6.1                                 Confidentiality. (a)  During the course of the Executive’s service relationship with the Company and its affiliates (prior to and during the Term), the Executive has had and will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries (the “Protected Parties”) which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the Company or its subsidiaries or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except in the course of the Executive’s employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

(b)                                 All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 6.3 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company and its subsidiaries, and the Executive shall not remove any such items from the premises of the Company and its subsidiaries, except in furtherance of the Executive’s duties under any employment agreement.

(c)                                  It is understood that while employed by the Company or its subsidiaries, the Executive will promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive will assist the Company and its subsidiaries during the period of the Executive’s employment by the Company or its subsidiaries and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d)                                 As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company and its subsidiaries all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

6.2                                 Non-Solicitation or Hire. During the Term and for a period of twelve (12) months following the termination of the Executive’s employment for any reason, the Executive shall not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (a) any party who is a customer of the Company or its subsidiaries, or who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries (provided that if the Executive intends to solicit any such party for any other purpose, he shall notify the Company of such intention and receive prior written approval from the Company), (b) any supplier to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or (c) any employee of the Company or any of its subsidiaries or any person who was an employee of the Company or any of its subsidiaries during the twelve (12) month period immediately prior to the date the Executive’s employment terminates to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity in competition with the Business of the Company or any of its subsidiaries.

6.3                                 Non-Competition. During the Term and for a period of twelve (12) months following the termination of Executive’s employment by the Company (for any reason), the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company or any of its subsidiaries on the date of the Executive’s termination of employment or within one (1) year of the Executive’s termination of employment in the geographic locations where the Company and its subsidiaries engage or propose to engage in such business (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

6.4                                 Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries (“Company Property”). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under the Agreement. When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

7.                                       Remedies; Specific Performance. The Parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 6. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Executive set forth in Section 6, except as required by law, the Executive shall not be entitled to any payments set forth in Section 5.2 hereof if the Executive has breached the covenants applicable to the Executive contained in Section 6, the Executive will immediately return to the Protected Parties any such payments previously received under Section 5.2 upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Section 5.2.

8.                                       Indemnification. The Company agrees, to the extent permitted by applicable law and its organizational documents, to indemnify, defend and hold harmless the Executive from and against any and all losses, suits, actions, causes of action, judgments, damages, liabilities, penalties, fines, costs or claims of any kind or nature (“Indemnified Claim”), including reasonable legal fees and related costs incurred by Executive in connection with the preparation for or defense of any Indemnified Claim, whether or not resulting in any liability, to which Executive may become subject or liable or which may be incurred by or assessed against Executive, relating to or arising out of his employment by the Company or the services to be performed pursuant to this Agreement, provided that the Company shall only defend, but not indemnify or hold Executive harmless, from and against an Indemnified Claim in the event there is a final, non-appealable, determination that Executive’s liability with respect to such

Indemnified Claim resulted from Executive’s willful misconduct or gross negligence. The Company’s obligations under this section shall be in addition to any other right, remedy or indemnification which Executive may have or be entitled to at common law or otherwise.

9.                                       Other Provisions.

9.1                                 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

(a)               If the Company, to:

Rafaella Apparel Group, Inc.

1411 Broadway
New York, New York  10018

Attention:  Secretary

Telephone:  (212) 403-0300
Fax  (212) 764-9275

With copies to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY  10022
Attention:  David E. Rosewater, Esq.
Telephone:  (212) 756-2000
Fax:  (212) 593-5955

and

Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York  10171
Attention:  George Kollitides
Telephone:  (212) 891-2100

Fax:  (212) 284-7916

(b)              If the Executive, to the Executive’s home address reflected in the Company’s records.

9.2                                 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

9.3                                 Representations and Warranties by Executive. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

9.4                                 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.5                                 Governing Law, Dispute Resolution and Venue.

(a)                                  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

(b)                                 The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. In addition, the parties agree to the waiver of a jury trial.

9.6                                 Assignability by the Company and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party; provided that the Company may assign the Agreement to any successor that continues the business of the Company.

9.7                                 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.8                                 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

9.9                                 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated.

The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

9.10                           Judicial Modification. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

9.11                           Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

9.12                           Legal and Professional Fees. The Company shall reimburse the Executive up to Three Thousand Dollars ($3,000.00) for legal and professional fees actually incurred in the preparation, review and negotiations of this Agreement.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ Chad J. Spooner
Name: Chad J. Spooner

RAFAELLA APPAREL GROUP, INC.

By:	/s/ Glenn S. Palmer
Name: Glenn S. Palmer
Title: Chief Executive Officer